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                                                              Exhibit 99.(a)(8)

                                          Group Employee Services

                                          Private Client Group

                                          P.O. Box 30412
                                          New Brunswick, New Jersey 08989-0412

MERRILL LYNCH

June 16, 1999

Dear Participant:

We have been advised that Cendant Stock Corporation is offering to purchase for cash, up to 50,000,000 shares of common stock of Cendant Corporation at a price to be specified by the shareholder not in excess of $22.50 nor less than $19.75 net per share.

The Company will determine a single per share purchase price that will allow it to purchase shares, taking into account the number of shares so tendered and the prices specified by tendering shareholders. The Company will first, purchase shares tendered by any holder of 99 or less shares who tenders all shares owned at a price at or below the price to be determined by the Company. The Company will then purchase all other shares tendered at or below the determined purchase price on a pro rata basis, if necessary.

The offer is not conditioned upon any minimum number of shares being tendered. The offer is, however, subject to certain other conditions. The shares are sold without any brokerage fees or commissions. Please note that this offer may be subject to proration.

Please note that if additional Shares are allocated to your account during the Tender Offer period after you have tendered your shares and you wish to tender those additional shares please call the Participant Service Center at 1-800-228-4015.

Enclosed please find additional documentation that will further explain the terms and conditions of the offer.

IF YOU WISH TO TENDER YOUR SHARES OF CENDANT CORPORATION COMMON STOCK BASED ON THIS OFFER, YOU MUST CONTACT A PARTICIPANT SERVICE REPRESENTATIVE TOLL-FREE AT 1-800-228-4015 BY 3:30 P.M. (NEW YORK CITY TIME) THURSDAY, JULY 15, 1999.


IN THE EVENT YOU CHOOSE TO WITHDRAW FROM THIS OFFER AFTER HAVING TENDERED YOUR HOLDINGS, YOU MUST CONTACT A PARTICIPANT SERVICE REPRESENTATIVE WITH YOUR WITHDRAWAL INSTRUCTIONS BY 3:30 P.M. (NEW YORK CITY TIME), THURSDAY, JULY 15, 1999. OUR REPRESENTATIVES ARE AVAILABLE MONDAY THROUGH FRIDAY 8:00 A.M. TO 7:00 P.M. (EASTERN STANDARD TIME).

The above offer, proration period, and withdrawal rights will expire at 12:00 Midnight (Eastern Standard Time) on Thursday, July 15, 1999, unless extended.

Sincerely,

Merrill Lynch Group Employee Services